EXHIBIT 2.1

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This First Amendment to the Agreement and Plan of Merger (this “Amendment”) is entered into and effective as of March 16, 2013, by and among STARBUCK BANCSHARES, INC., a Minnesota corporation (“Parent”), PEARL MERGER SUB CORP., an Oregon corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and PREMIERWEST Bancorp, an Oregon corporation (the “Company”). Parent, Merger Sub and the Company are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties”. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement (defined below).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger on October 29, 2012 (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.     Merger Consideration. The first sentence of Section 2.1(a) of the Agreement shall be amended and restated to read as follows:

“Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent the right to receive only $2.00 in cash without interest, subject to deduction for any required withholding Tax (the “Merger Consideration”).”

2.     Company Shareholders Meeting. The following sentence shall be added to the end of Section 5.3(b) of the Agreement:

“If the Shareholder Approval is not obtained at the Company Shareholders Meeting to be reconvened on March 28, 2013, the Company, upon the written request of Parent, shall adjourn such Company Shareholders Meeting until a date not earlier than April 18, 2013.”

3.     Continuing Validity. Except as expressly modified by this Amendment, the terms and conditions of the Agreement will remain unchanged and in full force and effect, and are expressly incorporated by reference in this Amendment. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment will prevail.

4.     Counterparts. This Amendment may be executed in multiple counterparts and transmitted by facsimile, by electronic mail in portable document format (PDF) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a Party’s signature, with each such counterpart, facsimile or PDF signature constituting and original and all of which together constituting one and the same original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date hereof by their respective officers thereunto duly authorized.

STARBUCK BANCSHARES, INC. By: /s/ Scott A. Kisting Name: Scott A. Kisting Title: President & CEO

PEARL MERGER SUB CORP. By: /s/ Scott A. Kisting Name: Scott A. Kisting Title: President & CEO

PREMIERWEST BANCORP By: /s/ James M. Ford Name: James M. Ford Title: President & CEO

[Signature Page to First Amendment to Agreement and Plan of Merger]